SUBSIDIARIES OF REGISTRANT
                                                                     State of
     Name of Subsidiary                                           Incorporation
     ------------------                                           -------------
1)   Communications Systems & Specialists, Inc.                    Delaware

2)   Computer Services Corporation                                 Alabama

3)   NRC Technical Services Corporation                            Alabama

4)   Conway Computer Group, Inc.                                   Alabama

5)   Advanced Marine Enterprises, Inc.                             Virginia